Exhibit 99.1

Vonage Holdings Corp. Reports First Quarter 2014 Results
-- 40% Year-over-Year Revenue Growth in Vonage Business Solutions --
-- Revenue of $221 Million --
-- Adjusted EBITDA1 of $29 Million --
-- Net Income of $13 Million or $0.06 per Share Excluding Adjustments2 --
-- Broad Expansion of Retail and Online Distribution for Basic Talk --

Holmdel, NJ, May 1, 2014 - Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting people through cloud-connected devices worldwide, today announced results for the first quarter ended March 31, 2014. This is the Company’s first full quarter of results including Vonage Business Solutions (“VBS”), (formerly Vocalocity), following the closing of the acquisition in November 2013.
Vonage reported adjusted earnings before interest, taxes, depreciation and amortization1 (“EBITDA”) of $29 million. Adjusted EBITDA improved from $25 million in the prior quarter and declined from $34 million in the year ago quarter. The Company reported income from operations of $10 million, up from $7 million sequentially and down from $22 million in the year ago quarter.
GAAP net income was $5 million or $0.02 per share, up from $4 million or $0.02 per share sequentially and down from $13 million or $0.06 per share in the year ago period. Net income, excluding adjustments2, was $13 million or $0.06 per share, up from $10 million or $0.05 per share sequentially and down from $21 million or $0.10 per share in the year ago quarter.
Revenue was $221 million, up from $211 million sequentially and $209 million in the prior year, due to the acquisition of Vocalocity and subsequent strong performance. VBS grew revenue 12% sequentially and 40% compared to the prior year, both on a pro forma basis.
“Vonage generated strong results for the quarter, including increased revenue both sequentially and year-over-year, as well as the highest level of adjusted EBITDA in the last four quarters,” said Marc Lefar, Vonage Chief Executive Officer. “Vonage Business Solutions’ strong performance reflects an acceleration in growth, and we will continue to invest to further penetrate the attractive market for small and medium businesses.
“Our consumer services business was relatively stable despite an uptick in early life customer churn and weather-related softness in retail channels.
“Marking an important step in our international expansion strategy, we officially launched our consumer VoIP service in Brazil two weeks ago.  And just last week, we introduced ReachMe Roaming™, a patented feature of our Vonage Mobile App that allows U.S. travelers to receive free incoming calls to their existing cell phone numbers when connected to Wi-Fi anywhere in the world.

“We remain focused on investments to drive long-term revenue growth and will continually reallocate resources as needed based upon market response.”
Expanding BasicTalk Distribution
Vonage today announced a material increase in the distribution of BasicTalk. Through agreements signed with four additional retail partners, the Company is tripling the number of stores that will be offering BasicTalk to 12,000 retail locations nationwide, including Walmart and four new retail chains. In addition, the Company is expanding BasicTalk’s online presence through a distribution agreement with a major online retailer. The rollout of the new stores and online will continue through the second and third quarter with gross line additions (“GLAs”) from these new channels expected to begin to ramp in the third quarter.
First Quarter Financial and Operating Results
Average Revenue per User (“ARPU”) was $28.86, up from $28.72 sequentially, due to the full quarter contribution of VBS ARPU, which is higher than the ARPU of the consumer business. ARPU was down from $29.61 in the prior year, reflecting the growing proportion of BasicTalk lines in our base.
Direct cost of telephony services (“COTS”) was $53 million, up from $52 million sequentially, reflecting the full quarter of VBS’ costs. COTS declined from $55 million in the year ago quarter, primarily due to lower termination and network costs. On a per line basis, COTS was $6.88, down from $7.09 sequentially and from $7.82 in the year ago quarter.
Direct cost of goods sold was $10 million, flat sequentially and up from $9 million in the year ago quarter. Direct margin3 improved to 72%, up from 71% sequentially and 69% in the year ago quarter.
Selling, general and administrative (“SG&A”) expense was $78 million, up from $73 million in the prior quarter, and up from $63 million in the year ago quarter. The sequential increase is primarily due to an increase in compensation and employee related expenses from VBS. The increase from the prior year reflects higher selling and compensation related expense. This year-over-year increase was partially offset by an 11% improvement in customer care costs per line, reflecting continued improvements in key metrics including Average Handle Time, which declined 8% from a year ago, and First Call Resolution, which improved by 5%.
Marketing expense was $57 million, down from $58 million sequentially, and up from $52 million in the year ago quarter due to the inclusion of marketing expense for VBS, which was not present in the prior year. Subscriber line acquisition cost (“SLAC”) was $299, down from $331 sequentially and from $349 in the year ago quarter, primarily due to the increase in VBS customer growth.
Gross line additions were 191,000, up from 175,000 sequentially and from 148,000 in the prior year. The Company added 13,000 net lines during the quarter, up from 9,000 net line additions sequentially and up from a loss of 12,000 net lines in the year ago quarter. These line additions reflect a full quarter of contribution from VBS. Consolidated churn was 2.6%, up from 2.5% sequentially and in the prior year due to the higher churn rate of customers coming through retail channels, which has increased as a percentage of the total customer base. Churn at VBS declined sequentially to 1.6% from 1.8%.
As of March 31, 2014, cash and cash equivalents, including $4 million in restricted cash, totaled $59 million. This cash position reflects a $20 million revolving credit facility repayment in the quarter, resulting in net debt of $54 million. Capital expenditures, including expenditures related to the acquisition and development of software assets, were $4 million, down from $6 million sequentially and flat compared to the year ago quarter. Free Cash Flow4 in the seasonally low first quarter was $6 million, down from $30 million sequentially due in part to changes in working capital from the timing of payments and lower capital expenditures, and up from $5 million in the year ago quarter.
Share Repurchase Program
During the first quarter, Vonage repurchased 2.4 million shares of its common stock for $10 million. The Company has repurchased 19 million shares for $61 million under the current $100 million plan authorized through 2014. Since the beginning of its repurchase program in August 2012 through the first quarter of 2014, Vonage has repurchased 34 million shares for $94 million. Vonage expects to continue to execute the $100 million share repurchase authorization in the coming quarters.
Growth Priorities
Vonage Business Solutions delivered excellent results for the quarter, growing revenue 40% year-over-year and customer additions to the highest level in VBS history. Vonage has already realized many of the synergies targeted at the time of acquisition, including a dramatic reduction in COTS. Rebranding, increased marketing investment, expanded distribution, and the shifting of Vonage small business leads to VBS have all contributed to the accelerated revenue growth.
On April 16, 2014, Vonage announced the initial launch of service in Brazil by its joint venture. As part of its phased rollout plan, Vonage is now marketing services in two cities in Brazil, Curitiba and Brasilia, and intends to rapidly expand to additional markets over the next several months. The Company’s television, print and digital marketing all emphasize the key benefits of the service for Brazilians - simplicity, transparency and mobility at competitive prices.
Mobile is a central component of the Company’s core service offering, international expansion strategy and a standalone product. Vonage’s mobile services are widely adopted, with 28% of international long distance calls by Vonage customers initiated on a mobile phone. The Company recently introduced the ReachMe Roaming feature on the Vonage Mobile® app, which allows U.S. travelers to receive free incoming calls to their existing cell phone numbers when connected to Wi-Fi. Family, friends and business associates simply call the traveler’s existing mobile number to connect. ReachMe Roaming is currently available in the U.S. for users who have service with GSM carriers5.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income (loss) from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income (loss).

(3)	Direct margin is defined as revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

(4)	This is a non-GAAP financial measure. Refer below to Table 5 for a reconciliation to GAAP net cash provided by operating activities.

(5)	Currently available to Android™ users who have AT&T® and T-Mobile® service

VONAGE HOLDINGS CORP.
TABLE 1. CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,	December 31	March 31,
	2014	2013	2013
	(unaudited)	(unaudited)	(unaudited)
Statement of Income Data:
Revenues	$220,733	$211,220	$209,087

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $5,154, $4,408, and $3,452, respectively)	52,617	52,122	55,181
Direct cost of goods sold	9,739	9,956	8,878
Selling, general and administrative	78,453	73,159	62,910
Marketing	57,264	57,920	51,669
Depreciation and amortization	12,338	11,427	7,975
	210,411	204,584	186,613
Income from operations	10,322	6,636	22,474
Other income (expense):
Interest income	91	99	37
Interest expense	(2,077)	(1,859)	(1,457)
Other expense, net	(13)	(33)	(39)
	(1,999)	(1,793)	(1,459)
Income before income tax expense	8,323	4,843	21,015
Income tax expense	(4,118)	(1,521)	(7,968)
Net income	4,205	3,322	13,047
Plus: Net loss attributable to noncontrolling interest	383	266	—
Net income attributable to Vonage	$4,588	$3,588	$13,047
Net income attributable to Vonage per common share:
Basic	$0.02	$0.02	$0.06
Diluted	$0.02	$0.02	$0.06
Weighted-average common shares outstanding:
Basic	212,195	209,928	214,639
Diluted	225,187	219,600	223,202

	Three Months Ended
	March 31,	December 31	March 31,
	2014	2013	2013
	(unaudited)	(unaudited)	(unaudited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$9,387	$36,089	$9,752
Net cash used in investing activities	(3,729)	(106,481)	(3,087)
Net cash (used in) provided by financing activities	(34,690)	56,104	2,646
Capital expenditures and development of software assets	(3,728)	(6,422)	(4,344)

VONAGE HOLDINGS CORP.
TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA - (Continued)
(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2014	2013
	(unaudited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$54,272	$84,663
Restricted cash	4,407	4,405
Accounts receivable, net of allowance	19,626	19,649
Inventory, net of allowance	5,965	10,584
Prepaid expenses and other current assets	19,271	16,892
Deferred customer acquisition costs	4,748	5,184
Property and equipment, net	47,921	52,243
Goodwill	83,627	83,627
Software, net	20,679	20,557
Debt related costs, net	1,024	1,313
Intangible assets, net	72,494	76,850
Total deferred tax assets, including current portion, net	260,959	264,900
Other assets	1,708	1,882
Total assets	$596,701	$642,749
Accounts payable and accrued expenses	$111,518	$130,994
Deferred revenue	36,651	37,335
Total notes payable and indebtedness under revolving credit facility, including current portion	95,833	121,666
Capital lease obligations	12,408	13,090
Other liabilities	1,644	1,628
Total liabilities	$258,054	$304,713
Redeemable noncontrolling interest	$(440)	$(38)
Total stockholders' equity	$339,087	$338,074

VONAGE HOLDINGS CORP.
TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA
(unaudited)

	Three Months Ended
	March 31,	December 31	March 31,
	2014	2013	2013
Consolidated:
Gross subscriber line additions	191,413	174,767	148,003
Change in net subscriber lines	12,503	8,513	(12,400)
Subscriber lines (at period end)	2,555,429	2,542,926	2,347,416
Average monthly customer churn	2.6%	2.5%	2.5%
Average monthly operating revenue per line	$28.86	$28.72	$29.61
Average monthly direct cost of telephony services per line	$6.88	$7.09	$7.82
Marketing costs per gross subscriber line addition	$299	$331	$349
Employees (excluding temporary help) (at period end)	1,287	1,243	966
Direct margin as a % of revenues	71.8%	70.6%	69.4%
Vonage Business Solutions (1):
Revenue (in 000s; pro forma) (2)	$19,048	$17,069	$13,637
Customers	29,809	25,198
Average monthly customer churn (pro forma) (2)	1.6%	1.8%

(1) Vonage Business Solutions includes acquired Vocalocity business plus new business services revenue since acquisition; excludes Vonage legacy business services revenue.
(2) Revenue and average monthly customer churn assumes the acquisition of Vocalocity as of January 1, 2013.

VONAGE HOLDINGS CORP.
TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS
TO ADJUSTED EBITDA
(Dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31	March 31,
	2014	2013	2013
Income from operations	$10,322	$6,636	$22,474
Depreciation and amortization	12,338	11,427	7,975
Share-based expense	6,294	4,758	3,982
Acquisition related costs	114	2,088	—
Net loss attributable to noncontrolling interest	383	266	—
Adjusted EBITDA	$29,451	$25,175	$34,431

VONAGE HOLDINGS CORP.
TABLE 4. RECONCILIATION OF GAAP NET INCOME ATTRIBUTABLE TO VONAGE
TO NET INCOME ATTRIBUTABLE TO VONAGE EXCLUDING ADJUSTMENTS
(Dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,	December 31	March 31,
	2014	2013	2013
Net income attributable to Vonage	$4,588	$3,588	$13,047
Amortization of acquisition - related intangibles	3,763	2,483	—
Acquisition related costs	114	2,088	—
Income tax expense	4,118	1,521	7,968
Net income attributable to Vonage excluding adjustments	$12,583	$9,680	$21,015
Net income attributable to Vonage per common share:
Basic	$0.02	$0.02	$0.06
Diluted	$0.02	$0.02	$0.06
Weighted-average common shares outstanding:
Basic	212,195	209,928	214,639
Diluted	225,187	219,600	223,202
Net income attributable to Vonage per common share, excluding adjustments:
Basic	$0.06	$0.05	$0.10
Diluted	$0.06	$0.04	$0.09
Weighted-average common shares outstanding:
Basic	212,195	209,928	214,639
Diluted	225,187	219,600	223,202

VONAGE HOLDINGS CORP.
TABLE 5. FREE CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31	March 31,
	2014	2013	2013
Net cash provided by operating activities	$9,387	$36,089	$9,752
Less:
Capital expenditures	(942)	(2,881)	(2,031)
Acquisition and development of software assets	(2,786)	(3,541)	(2,313)
Free cash flow	$5,659	$29,667	$5,408

VONAGE HOLDINGS CORP.
TABLE 6. RECONCILIATION OF NOTES PAYABLE AND CAPITAL LEASES TO NET DEBT
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2014	2013
Current maturities of capital lease obligations	$3,002	$2,889
Current portion of notes payable	23,333	23,333
Notes payable and indebtedness under revolving credit facility, net of discount and current maturities	72,500	98,333
Capital lease obligations, net of current maturities	9,406	10,201
Gross debt	108,241	134,756
Less:
Unrestricted cash	54,272	84,663
Net debt	$53,969	$50,093

About Vonage
Vonage (NYSE: VG) is a leading provider of communications services connecting consumers and businesses through cloud-connected devices worldwide, with approximately 2.5 million subscriber lines. Vonage provides a robust suite of feature-rich, affordable residential and business communication solutions that offer flexibility, portability and ease-of-use for both landline and mobile phones. Vonage's residential service is sold on the web (www.vonage.com) and through telesales and regional and national retailers, and its business service is sold through Vonage Business Solutions (www.vonagebusiness.com) telesales and channel partners.
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC, owned by Vonage America Inc.

Vonage Investor Contact: Leslie Arena 732.203.7372; leslie.arena@vonage.com
Vonage Media Contact: Jo Ann Tizzano 732.365.1363; joann.tizzano@vonage.com
Use of Non-GAAP Financial Measures
This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), net income excluding adjustments, net cash and free cash flow.
Adjusted EBITDA
Vonage uses adjusted EBITDA as a principal indicator of the operating performance of its business.
Vonage defines adjusted EBITDA as GAAP income (loss) from operations excluding depreciation and amortization, share-based expense, acquisition related costs, and net loss attributable to our noncontrolling interest in our Brazilian joint venture.
Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, of share-based expense, which is a non-cash expense that also varies from period to period, of one-time acquisition related costs, and of net loss attributable to our noncontrolling interest in our Brazilian joint venture.
The Company provides information relating to its adjusted EBITDA so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.

Net income excluding adjustments
Vonage defines net income excluding adjustments, as GAAP net income (loss) excluding income tax expense, amortization of acquisition-related intangible assets, and acquisition-related costs.
The Company has excluded income tax expense, amortization of acquisition-related intangible assets, and acquisition-related costs from its net income (loss). The Company believes that excluding these items will assist investors in evaluating the Company's operating performance and in better understanding its results of operations as income tax expense does not reflect the taxes that we pay during the periods reported due to the availability of significant net operating losses, amortization of acquisition-related intangible assets is a non-cash item, and one-time acquisition-related costs.
Net debt (cash)
Vonage defines net debt (cash) as the current and long-term portion of notes payable and capital lease obligations less unrestricted cash.
Vonage uses net debt (cash) as a measure of assessing leverage, as it reflects the gross debt under the Company's credit agreements and capital leases less cash available to repay such amounts. The Company believes that net cash is also a factor that third parties consider in valuing the Company.
Free cash flow
Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures and acquisition and development of software assets.
Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Conference Call and Webcast
Management will host a webcast discussion of the quarter on Thursday, May 1, 2014 at 10:00 AM Eastern Time. To participate, please dial (877) 359-9508 approximately 10 minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call through May 7, 2014, and may be accessed by dialing (855) 859-2056. International callers should dial (404) 537-3406. The replay passcode is: 24536462.
The webcast will be broadcast live through Vonage's Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding growth priorities, including new products and related investment, gross line additions and net lines, revenues, churn, financial resources, the Company's stock repurchase plan, capital and software expenditures, and the acquisition of Vocalocity. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include, but are not limited to: the competition the Company faces; the Company's ability to adapt to rapid changes in the market for voice and messaging services; the Company's ability to retain customers and attract new customers; the Company's ability to establish and expand strategic alliances; governmental regulation and related actions and taxes in the Company's international operations; increased market and competitive risks, including currency restrictions, in the Company's international operations; risks related to the acquisition or integration of future businesses or joint ventures; including the risks related to the acquisition of Vocalocity; the Company's ability to obtain or maintain relevant intellectual property licenses; intellectual property and other litigation that have been and may be brought against the Company; failure to protect the Company's trademarks and internally developed software; security breaches and other compromises of information security; the Company's dependence on third party facilities, equipment, systems and services; system disruptions or flaws in the Company's technology and systems; uncertainties relating to regulation of VoIP services; liability under anti-corruption laws; results of regulatory inquiries into the Company's business practices; fraudulent use of the Company's name or services; the Company's ability to maintain data security; the Company's dependence upon key personnel; the Company's dependence on the Company's customers' existing broadband connections; differences between the Company's service and traditional phone services, including the Company's 911 service; restrictions in the Company's debt agreements that may limit the Company's operating flexibility; the Company's ability to obtain additional financing if required; any reinstatement of holdbacks by the Company's vendors; the Company's history of net losses and ability to achieve consistent profitability in the future; the Company's available capital resources and other financial and operational performance which may cause the Company not to make common stock repurchases as currently anticipated or to commence or suspend such repurchases from time to time without prior notice; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage's Annual Report on Form 10-K for the year ended December 31, 2013, as well as in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company's views subsequent to today.

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